Mr. Jeffrey H. Fox
Suite 105
Little Rock, AR 72202
Re: Employment Offer
Dear Jeff:
This letter agreement (the “Agreement”) describes the terms and conditions of your employment with Convergys Corporation (the “Company”). This Agreement shall supersede the letter agreement between you and the Company dated November 8, 2010 (the “Prior Agreement”), effective upon execution of this Agreement by you and the Company (the date of such execution, the “Effective Date”).
Position and Duties.
1.    Resignation as President and Chief Executive Officer. You hereby resign from the offices of President and Chief Executive Officer of the Company and from any and all offices you may hold with the Company's affiliates, effective as of 11:59 PM on October 31, 2012. In addition, effective as of as such time, you hereby resign from any and all directorships you may hold with the Company's affiliates. You agree to execute any and all documentation to effectuate such resignations upon request by the Company, but you will be treated for all purposes as having so resigned as of the time set forth herein, regardless of when or whether you execute any such documentation. As used in this Agreement, the term “affiliate” means any entity controlled by, controlling, or under common control with, the Company.
2.    Employment as Executive Chairman of the Board of Directors. Effective as of November 1, 2012, you shall be employed, at the pleasure of the Board of Directors of the Company (the “Board”), as Executive Chairman of the Board. During your employment as Executive Chairman of the Board, you shall (i) have such authority, duties and responsibilities as are commensurate with such position and as are customarily exercised by a person holding such a position in companies of the size and nature of the Company, (ii) report directly to the Board, (iii) serve as a member of the Board and (iv) perform your duties primarily in Little Rock, Arkansas, although you will be required to spend a substantial amount of working time in Cincinnati, Ohio.
Base Salary. During your employment, your annual base salary will consist of (i) $25,000.00 per month in cash, which equates to $300,000.00 on an annualized basis, payable in accordance with the Company's usual payroll practices; and (ii) 4,500 common shares of the Company per month through December 31, 2012, and thereafter 5,000 common shares of the Company per month (together with (i), the “Annual Base Salary”). The Annual Base Salary shall be reviewed for increase (but not decrease) at least annually during your employment by the Compensation Committee pursuant to its normal performance review policies for senior executives. Any increase in Annual Base Salary shall not serve to limit or reduce any other obligations to you under this Agreement. Notwithstanding anything in any compensation and benefit plans, programs, policies, agreements or other arrangements of the Company and its affiliates to the contrary, the Annual Base Salary shall be considered to be annual base salary for all purposes of all compensation and benefit plans, programs, policies, agreements or other arrangements of the Company and its affiliates. The term Annual Base Salary as utilized in this Agreement shall refer to Annual Base Salary as so increased or decreased.

Annual Incentive. During your employment, you will be eligible to participate in the Company's annual incentive plan (“AIP”), with the percentage achievement of your incentive based upon terms and conditions as agreed with the Compensation Committee of the Board (the “Compensation Committee”). Your annual incentive target (“Annual Incentive Target”) for 2012 shall continue to be equal to 100,000 common shares of the Company, with an opportunity to earn up to 200,000 common shares of the Company, and your Annual Incentive Target for 2013 shall be equal to 101,563 common shares of the Company, with an opportunity to earn up to 203,126 common shares of the Company. Any common shares of the Company earned pursuant to the AIP will be granted to you at the same time as annual bonuses are paid to senior executives of the Company generally, but in no event later than two and a half months after the end of the performance period (the “Annual Bonus”), and, notwithstanding anything in the AIP to the contrary, you shall be entitled to receive a pro rata portion of any Annual Bonus earned pursuant to the AIP, based on the portion of the applicable performance period that you are employed by the Company. Notwithstanding anything in any compensation and benefit plans, programs, policies, agreements or other arrangements of the Company and its affiliates to the contrary, the Annual Bonus shall be considered to be an annual bonus for all purposes of all compensation and benefit plans, programs, policies, agreements or other arrangements of the Company and its affiliates.
Long Term Incentive Compensation. Effective as of the Effective Date, you will no longer be eligible to receive awards pursuant to the Company's long term incentive compensation program for employees of the Company under the Convergys Corporation Long-Term Incentive Plan (the “LTIP”). However, each of your outstanding long term incentive compensation awards granted prior to the Effective Date under the LTIP (the “Outstanding LTIP Awards”) shall remain outstanding in accordance with the terms of LTIP and the applicable Evidence of Award (as defined in the LTIP), as such terms are modified by this Agreement. Notwithstanding anything to the contrary in the LTIP or the applicable Evidence of Award: (i) none of your Outstanding LTIP Awards shall be forfeited, or, in the case of an Outstanding LTIP Award of stock options, cease to be exercisable, solely as a result of termination of your employment as Executive Chairman of the Board (other than such a termination for “Cause”, or for “Good Cause” or “Detrimental Activity” (as defined in the LTIP or the applicable Evidence of Award), as applicable), provided that you continue to serve as a member of the Board immediately after such termination of employment; (ii) each of your Outstanding LTIP Awards shall continue to vest in accordance with the vesting schedule and conditions set forth in the applicable Evidence of Award, based upon your continued employment by, or service as a member of the Board of, the Company; (iii) each of your Outstanding LTIP Awards that are stock options shall continue to be exercisable following the termination of your service as a member of the Board in the same manner as such Outstanding LTIP Awards would be exercisable under the provisions of the applicable Evidence of Award and the Plan following your termination of employment with the Company; and (iv) in the event of a termination of your employment or service as a member of the Board by the Company without Cause or a resignation by you for Good Reason (each as defined below), you will receive pro-rata vesting of your Outstanding LTIP Awards.
Other Compensation and Benefit Plans. During your employment, you and/or your family, as the case may be, will be eligible to participate in any and all other compensation and benefits plans, programs, policies and other arrangements of the Company and its subsidiaries to the same extent as provided generally to similarly situated executives of the Company. During your employment, you will be entitled to not less than four (4) weeks of paid vacation per year and, subject to the immediately following paragraph, the Company will promptly reimburse you for all reasonable business expenses incurred by you in accordance with the Company's expense reimbursement policies in the performance of your duties to the Company; provided, however, that (i) the amount of expenses eligible for reimbursement in any given calendar year shall not affect the expenses that the Company is obligated to reimburse in any other calendar year, and (ii) in no event shall the Company's obligations to make such reimbursements or to provide such in-kind benefits apply later than your remaining lifetime (or, if longer, through the sixth (6th) anniversary of the date hereof).
Personal Aircraft Use. During your employment, the Company shall reimburse you for reasonable use of your personal aircraft at a rate of $2500.00 per hour for business travel expenses. Each month you shall submit a report to the Compensation Committee that describes your use of personal aircraft for business so that the Compensation Committee may review such usage for reasonableness. Discussions between you and the Compensation Committee shall determine what constitutes reasonable usage. The Compensation Committee shall make reimbursements on a regular basis.
Severance. During your employment, you shall participate in the 2012 Convergys Corporation Senior Executive Severance Pay Plan or its successor, as it may be amended from time to time (the “Severance Pay Plan”), provided that, for purposes of your participation in the Severance Pay Plan, the terms “Cause” and “Good Reason” shall have the meanings set forth below. In addition, notwithstanding any provision of the Severance Pay Plan to the contrary, upon a termination without Cause or a resignation for Good Reason, you will receive, subject to your execution and non-revocation of a release, (i) a pro rated Annual Bonus based on actual performance for the calendar year of termination and (ii) pro rata vesting of the Outstanding LTIP Awards. Notwithstanding any provision of the Severance Pay Plan to the contrary, you shall also be entitled to (i) any earned but unpaid Annual Base Salary through the date of termination, (ii) accrued but unused vacation and sick days through the date of termination, (iii) Annual Bonuses for any years completed prior to the date of termination that have been earned but unpaid and (iv) all other accrued and vested but unpaid benefits, as soon as practicable under the terms and conditions of the applicable plan, program or arrangement. The release to be used for you under the Company's Severance Pay Plan and for purposes of the pro rata bonus and Outstanding LTIP Awards shall be in a form provided by the Company and reasonably acceptable to you.
You shall be under no obligation to seek other employment or take any other action by way of mitigation of the amounts payable, or benefits provided, to you under any of the provisions of this Agreement. The Company's obligation to make the payments, and provide the benefits, under this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off or counterclaim against you. “Cause” shall mean you have engaged in any of the following: (A) willful misconduct or gross negligence in the performance of any of your duties to the Company, which would reasonably be expected to result in a material liability to the Company; (B) intentional failure or refusal to perform reasonably and lawfully assigned duties; (C) any indictment for, conviction of, or plea of guilty or nolo contendere to, (1) any felony or (2) any crime (whether or not a felony) involving fraud, theft, breach of trust or similar acts; or (D) any willful failure to comply with any material written rules, regulations, policies or procedures of the Company. If the Company terminates your employment for Cause, the Company shall provide written notice to you of that fact on or before the termination of employment and you shall have 30 days to cure after which time, if the condition is uncured, the Company shall have the right to terminate you for Cause. “Good Reason” shall mean (A) a material breach by the Company of any provision of this Agreement; (B) a reduction in your title as Executive Chairman of the Board of the Company, (C) a material reduction in your base salary, a material breach of the incentive compensation provisions of this Agreement or the failure to pay you your base salary or earned incentive compensation amounts or, except for across-the-board reductions that apply to senior executives generally, a material reduction in your aggregate level of benefits or the failure to provide you with any such benefits, (D) a material diminution to your authorities, duties, responsibilities or reporting relationships or the assignment to you of duties that are materially inconsistent with your position under this Agreement, and (E) the relocation of your principal place of business outside of Little Rock, Arkansas or anywhere other than the Company's headquarters and principal executive offices located in Cincinnati, Ohio, provided that, no severance payments will be made following your resignation due to the occurrence of the events described in clauses (A) through (E) unless following such breach, (x) you notify the Company, in writing ,within 60 days of the occurrence of such breach, (y) the Company fails to cure such event within 30 days after receipt of such written notice, and (z) you resign within 60 days of the conclusion of such cure period. Notwithstanding the foregoing, you hereby acknowledge and agree that (i) neither the change in your title from President and Chief Executive Officer to Executive Chairman of the Board, nor any of the other changes in the terms and conditions of your employment relationship that are contemplated by this Agreement arising from such change in your title shall constitute “Good Reason” for any purposes whatsoever under this Agreement, the Prior Agreement, the Outstanding LTIP Awards, the Severance Pay Plan or any other compensation agreement, plan or arrangement of the Company; (ii) neither any change in your title from Executive Chairman of the Board to non-employee member of the Board of Directors of the Company, nor any other changes in the terms and conditions of your service relationship with the Company that are consistent with the Company's compensation program, as in effect from time to time, for non-employee members of the Board of Directors, and that arise from such a change in your title shall constitute “Good Reason” for any purposes whatsoever under this Agreement, the Outstanding LTIP Awards, the Severance Pay Plan or any other compensation agreement, plan or arrangement of the Company; and (iii) neither the failure by the Company's shareholders to elect or re-elect you as a member of the Board, nor your resignation from the Board following such failure, shall be deemed to constitute “Good Reason” for purposes of this Agreement, the Outstanding LTIP Awards, the Severance Pay Plan or any other compensation agreement, plan or arrangement of the Company.
No Compensation for Board Service. You agree that while you serve as an employee of the Company, you shall receive no additional compensation for your service on the Board.
Tax Withholding. The Company may withhold from any amounts payable to you under this Agreement such United States federal, state or local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.
Indemnification/D&O. You, your heirs and representatives will be provided with indemnification (and advancement of fees and expenses), and will be held harmless by the Company, for your service as a director, officer and employee of the Company and its affiliates to the maximum extent permitted by law and will be provided with directors and officers insurance on the same basis as other directors and officers of the Company.
Resignation. You agree to give the Company 30 days' advance, written notice of your decision to resign. The terms of this Agreement will terminate automatically effective as of your date of resignation.
Resolution of Disputes. Any disputes between you and the Company or its officers or agents regarding termination, change in position, an intentional tort, or harassment, retaliation, or discrimination based on local, state, or federal law will be subject to confidential, final and binding arbitration in Cincinnati, Ohio in accordance with the Federal Arbitration Act and/or applicable Ohio law and, to the extent not specified here, AAA rules. You and the Company waive all rights to a judge or jury trial in court, although you are permitted to file a charge with, and/or assist, an administrative agency like the Equal Employment Opportunity Commission. A claim must be made within six months of a party's knowledge of the disputed matter or it is waived, and remedies are actual, compensatory, liquidated, and punitive damages, and attorney fees, but do not include reinstatement or promotion (for which front pay may be awarded instead). The Company will pay the arbitrator's fees and expenses, but each party is responsible for their own attorneys' fees, costs of witnesses, and evidence. Each side will limit discovery to two depositions, except that the arbitrator may permit additional discovery. Judgment upon the arbitration award may be entered in state or federal court.

Effect of Termination. A termination of this Agreement will not affect the rights and obligations of the parties under this Agreement, the terms of which will survive termination of this Agreement. This Agreement shall be binding on the Company and its successors and assigns and shall run in favor of, and be enforceable by, your personal or legal representatives, executors, estate, successors and heirs.
Section 409A. This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) or an exception or exclusion therefrom and shall in all respects be administered in accordance with Section 409A of the Code. Severance payments are intended to be excluded from coverage under Section 409A of the Code. In the event that such payments are deemed to be “nonqualified deferred compensation” for purposes of Section 409A of the Code and you are a “specified employee” within the meaning of Section 409A of the Code, severance amounts that would otherwise be payable during the six-month period immediately following your date of termination of employment shall instead be paid on the first business day after the date that is six months following such date. Each payment hereunder shall be treated as a separate payment for purposes of Section 409A of the Code. In no event may you, directly or indirectly, designate the calendar year of any payment to be made hereunder. The Company and you shall cooperate to ensure that the date of termination of employment coincides with the date of your “separation from service” within the meaning of Section 409A of the Code, to the extent necessary for purposes of compliance with Section 409A of the Code.
All reimbursements and in-kind benefits provided hereunder that constitute deferred compensation within the meaning of Section 409A of the Code shall be made or provided in accordance with the requirements of Section 409A of the Code.
To the extent permitted by the applicable Treasury Regulations, the Company may, in consultation with you, modify the terms hereof, in the least restrictive manner necessary and without any material diminution in the value of your rights, in order to cause the provisions hereof to comply with the requirements of Section 409A of the Code, so as to avoid the imposition of taxes and penalties on you pursuant to Section 409A of the Code. In no event shall the Company have any liability for taxes or other penalties imposed on you under Section 409A.
Entire Agreement. This Agreement constitutes the entire agreement of the parties and supersedes all prior agreements. In the event of any inconsistency between any provision of this Agreement and any provision of any other plan, program, agreement or other arrangement of the Company (including, without limitation, any terms in the Outstanding LTIP Awards, the LTIP or the Severance Pay Plan), the provisions of this Agreement will control.
Governing Law and Employment “At Will”. Your employment will be governed by Ohio law, without reference to principles of conflict of laws. You also acknowledge you are an employee “at will” under Ohio law.

Please indicate your acceptance of these terms by signing below and returning a copy to me.
Both you and the Company have had sufficient time to review and consider this letter before signing below.

Very truly yours,

Name: Claudia L. Cline
Title: Senior Vice President and General Counsel

Accepted and agreed:

Jeffrey H. Fox
Date:	__________________________